Exhibit 99.1

Contacts:

Investors:
Emily Faucette
Genomic Health
650-569-2824
investors@genomichealth.com

Media:
Victoria Steiner
Genomic Health
650-569-2499
media@genomichealth.com

Genomic Health Announces Second Quarter 2014 Financial Results and Business Progress

17% Increase in Test Volume, 11% Increase in Total Revenue and 29% Increase in International Product Revenue Compared to Prior Year

Positive Topline Results from Additional, Large Clinical Validation Study of Oncotype DX® Prostate Cancer Test with Multiple Clinical Endpoints

Positive Results from Second, Large Ductal Carcinoma In Situ (DCIS) Clinical Validation Study Submitted for Presentation at the San Antonio Breast Cancer Symposium in December

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., August 7, 2014 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2014.

Product revenue was $70.5 million in the second quarter of 2014, compared with $63.7 million for the second quarter of 2013, an increase of 11 percent.  There was no contract revenue in either period.

International product revenue grew by 29 percent to $11.9 million compared to the same period last year and represented 17 percent of product revenue in the second quarter of 2014.

Net loss in the second quarter of 2014 was $4.6 million, compared with a net loss of $3.0 million in the second quarter of 2013.  Basic and diluted net loss per share applicable to common stockholders was $0.15 for the second quarter of 2014, compared with a basic and diluted net loss per share of $0.10 for the same period in 2013.

“In the second quarter, we delivered 17 percent growth in test volume and double-digit revenue growth by increasing penetration of the U.S. invasive breast cancer market and through continued strong international adoption and reimbursement success,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Additionally, we delivered strong prostate cancer test growth and announced positive results from an additional large clinical validation study, which we believe will drive reimbursement and further adoption of our test.  We look forward to presenting complete results from this study and the landmark DCIS breast cancer study later this year.”

Additional Second Quarter 2014 and Six Months Ended June 30, 2014 Financial Results

Total operating expenses for the second quarter of 2014 were $75.1 million, compared with total operating expenses for the comparable period in 2013 of $66.6 million.

Product revenue for the six months ended June 30, 2014 was $137.5 million, compared with $126.4 million for the six months ended June 30, 2013, an increase of 9 percent.   Total revenue for the six months ended June 30, 2014 was $137.5 million, compared to $126.8 million for the comparable period in 2013.

Net loss was $12.1 million for the six months ended June 30, 2014, compared with a net loss of $3.9 million for the six months ended June 30, 2013.

Cash and cash equivalents and short-term investments at June 30, 2014 were $105.7 million, compared with $105.4 million at December 31, 2013.

In the second quarter, more than 24,050 Oncotype DX® test results were delivered, an increase of 17 percent, compared with more than 20,650 test results delivered in the same period in 2013. International test results grew 32 percent during the quarter and represented approximately 20 percent of total test volume in the quarter.

“Our first half net loss reflects planned investments in the international and prostate cancer markets,” said Brad Cole, Chief Operating Officer and Chief Financial Officer of Genomic Health.  “We anticipate planned investments in DCIS, prostate and international markets to continue through the end of the year, resulting in second half net losses similar to the first half.”

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  In Canada, established Oncotype DX breast cancer test coverage for an additional 3.6 million lives in the province of Alberta, bringing the total lives covered to more than 86 percent of the country’s population.

•                  In Spain, the Agency for Health Technology Assessment of Andalusia (AETSA) published the Evaluation Report of Genomic Platforms, recommending Oncotype DX as the only breast cancer test to support therapeutic decision-making in patients with early-stage, hormone receptor-positive, invasive breast cancer.

•                  In Mexico, private health insurer AXA granted reimbursement for the Oncotype DX breast cancer test, covering 1.2 million lives.

•                  Announced that the Oncotype DX breast cancer test was the first multi-gene test for cancer management to be included in the National Institutes of Health’s genetic testing registry.

•                  Established Medicaid coverage in three additional states for the Oncotype DX breast cancer test.

Pipeline, Presentations and Publications

•                  Announced positive preliminary results from an additional independent clinical validation study conducted by the Center for Prostate Disease Research (CPDR), demonstrating that the Oncotype DX Genomic Prostate Score (GPS) predicts multiple clinical endpoints related to disease aggressiveness in men with low- and intermediate-risk prostate cancer.  This study validated the Oncotype DX prostate cancer test as a predictor of biochemical recurrence, a rise in prostate-specific antigen (PSA) following surgery, which is a longer-term measure of outcomes for aggressive disease.  It also reconfirmed the test’s ability to predict adverse pathology from the biopsy, as previously demonstrated in a published validation study performed by the University of California, San Francisco (UCSF).

•                  Announced positive preliminary results from a large, independent clinical validation study of Oncotype DX in patients with a pre-invasive form of breast cancer, also known as DCIS (ductal carcinoma in situ). Complete data has been submitted for presentation at the 2014 San Antonio Breast Cancer Symposium.

•                  European Urology published groundbreaking results from three studies demonstrating that the Oncotype DX prostate cancer test predicts aggressiveness at diagnosis and significantly increases the number of low-risk patients who can confidently choose active surveillance.

•                  Presented results from nine abstracts at the American Society of Clinical Oncology® (ASCO®) Annual Meeting, including data demonstrating that the Oncotype DX breast cancer test predicts late recurrence five to 15 years out; the unique, practice-changing impact of Oncotype DX to optimize cancer care; and the importance of utilizing multiple biological pathways to predict tumor behavior in prostate and renal cancers.

•                  Presented results of a new analysis suggesting that the Oncotype DX prostate cancer test predicts recurrence risk after prostatectomy, regardless of post-surgery treatment, at the American Urological Association (AUA) Annual Meeting.

•                  Received acceptance to present one study at the upcoming ASCO Breast Cancer Symposium September 4-6.

•                  Received acceptance to present two studies at the upcoming American Society of Radiation Oncology® (ASTRO®) Meeting September 14-17.

•                  Received acceptance to present eight studies in multiple tumor types at the upcoming European Society of Medical Oncology® (ESMO®) Congress September 26-30.

Conference Call Details

To access the live conference call today, August 7 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  The conference ID is 66377262.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from screening and surveillance, through diagnosis, treatment selection and monitoring.  Genomic Health’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease, and the Oncotype DX prostate cancer test, which predicts disease aggressiveness in men with low risk disease. As of June 30, 2014, more than 19,000 physicians in over 70 countries had ordered more than 465,000 Oncotype DX tests.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that positive study results will drive further reimbursement and adoption of its prostate cancer test; the company’s expectations regarding reporting study results; the company’s intent to continue its investments in DCIS, prostate cancer and international markets; the company’s expectations regarding second half financial results; the attributes and focus of the company’s product pipeline; the applicability of clinical study results to actual outcomes; the company’s beliefs regarding the benefits and attributes of its tests; the ability of any potential tests the company may develop to optimize cancer treatment; and the ability of the company to develop and commercialize additional tests in the future. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the risks of competition; unanticipated costs or delays in research and development efforts; the company’s ability to obtain capital when needed and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES:
Product revenues	$70,477	$63,691	$137,479	$126,400
Contract revenues	—	—	—	385
Total revenues	70,477	63,691	137,479	126,785

OPERATING EXPENSES (1)(2):
Cost of product revenues	12,207	10,757	24,262	20,503
Research and development	13,295	13,800	27,976	27,463
Selling and marketing	34,571	28,135	67,303	55,574
General and administrative	15,015	13,910	29,743	27,045
Total operating expenses	75,088	66,602	149,343	130,585
Loss from operations	(4,611)	(2,911)	(11,805)	(3,800)
Interest income	47	57	97	122
Other income (expense), net	34	(85)	(192)	(91)

Loss before income taxes	(4,530)	(2,939)	(11,900)	(3,769)

Income tax expense	88	55	163	108
Net loss	$(4,618)	$(2,994)	$(12,063)	$(3,877)
Basic and diluted net loss per share	$(0.15)	$(0.10)	$(0.39)	$(0.13)

Shares used in computing basic and diluted net loss per share	31,333	30,302	31,211	30,236

(1)         Included in operating expenses for the three months ended June 30, 2014 were non-cash charges of $6.1 million, including $4.3 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $6.1 million, including $4.4 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the six months ended June 30, 2014 were non-cash charges of $12.1 million, including $8.6 million of stock-based compensation expense and $3.5 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $11.6 million, including $8.5 million of stock-based compensation expense and $3.1 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of June 30, 2014	As of December 31, 2013
	(Unaudited)

Cash and cash equivalents	$32,494	$33,279
Short-term marketable securities	73,209	72,071
Accounts receivable, net	31,771	29,446
Prepaid expenses and other current assets	9,014	10,196
Total current assets	146,488	144,992

Property and equipment, net	17,342	18,290
Other assets	14,120	13,752
Total assets	$177,950	$177,034

Accounts payable	$5,560	$5,160
Accrued expenses and other current liabilities	26,581	24,086
Deferred revenues	273	586
Other liabilities	2,083	2,221
Stockholders’ equity	143,453	144,981
Total liabilities and stockholders’ equity	$177,950	$177,034

The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the year ended December 31, 2013.